Exhibit 99.1

Surgery Partners, Inc. Confirms Receipt of Non-Binding Acquisition Proposal from Bain Capital

BRENTWOOD, Tenn., January 28, 2025 – Surgery Partners, Inc. (NASDAQ: SGRY) (“Surgery Partners” or the “Company”), a leading short-stay surgical facility owner and operator, today announced that its Board of Directors (the “Board”) received a non-binding proposal, dated January 27, 2025, from Bain Capital Private Equity, LP (“Bain Capital”) to acquire all of the outstanding shares of Surgery Partners not already owned by Bain Capital for a cash consideration of $25.75 per share (the “Bain Capital Proposal”). Bain Capital and its affiliates own approximately 39% of the Company’s outstanding common stock, based on the Schedule 13D/A filing dated January 28, 2025.

A Special Committee of independent directors of the Board is expected to consider the Bain Capital Proposal with the assistance of independent financial and legal advisors.

The Bain Capital Proposal indicates that any potential transaction would be subject to a non-waivable condition requiring the approval of the holders of a majority of the shares of Common Stock that are not owned by Bain Capital and its affiliates, and the approval of a fully empowered Special Committee comprised solely of independent and disinterested directors.

The Company cautions its shareholders and others considering trading in its securities that no decisions have been made with respect to the Company's response to the proposal. The Bain Capital Proposal is non-binding and there can be no assurance that any definitive offer will be made, that any agreement will be executed or that this or any other transaction will be approved or consummated. The Company does not undertake any obligation to provide any updates with respect to this or any other transaction, except as required by applicable law.

About Surgery Partners

Headquartered in Brentwood, Tennessee, Surgery Partners is a leading healthcare services company with a differentiated outpatient delivery model focused on providing high-quality, cost-effective solutions for surgical and related ancillary care in support of both patients and physicians. Founded in 2004, Surgery Partners is one of the largest and fastest growing surgical services businesses in the country, with more than 200 locations in 33 states, including ambulatory surgery centers, surgical hospitals, multi-specialty physician practices and urgent care facilities. For additional information, visit www.surgerypartners.com.

Forward-Looking Statements

This press release contains forward-looking statements, including, but not limited to, expectations regarding the proposed transaction and the formation of a Special Committee. You are cautioned not to rely on any forward-looking statements and reminded that the Bain Capital Proposal is non-binding and there can be no assurance that any definitive offer will be made, that any agreement will be executed or that this or any other transaction will be approved or consummated. The Company undertakes no obligation to update any forward-looking statements made in this press release to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events, except as required by law.

Contacts

Investors

Surgery Partners Investor Relations

(615) 234-8940

IR@surgerypartners.com

Media

Matt Sherman / Jed Repko / Ed Trissel

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

SGRY-Media@joelefrank.com